Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of June 18, 2013, by and between Aptito, LLC, a Florida limited liability company (the "Buyer"), and Aptito.com, Inc., a New York corporation (the "Seller"). Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

RECITALS

WHEREAS, Seller is engaged in the development, implementation and sales of an all-in-one, cloud-based, digital point-of-sale software and customer relations management and payments platform, including Aptito's Restaurant mPOS is a tablet-based point-of-sale solution, IPhone, IPad, Self Service Kiosk and other solutions that combine traditional point-of-sale functionality with mobile ordering, payments, social media, intelligent offers, mobile applications, loyalty and transactional data all in one solution using Aptito's cloud-based payments platform (the "Business");

WHEREAS, Buyer is a newly-formed wholly owned subsidiary of TOT Group, Inc., a Delaware corporation that is involved in the payments processing business ("TOT"); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets of Seller, and Buyer desires to assume from Seller, and Seller desires to assign to Buyer certain liabilities of Seller, each on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1.  THE TRANSACTION

1.1           Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in the assets listed on Exhibit 1.1 (collectively, the "Purchased Assets") (but excluding the Excluded Assets).

1.2           Excluded Assets. Notwithstanding Section 1.1, the assets of Seller listed on Exhibit 1.2 (the "Excluded Assets") shall not be included in the Purchased Assets.

1.3           Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Buyer shall assume, only the Assumed Liabilities. For the purposes of this Agreement, the "Assumed Liabilities" shall mean only the Seller's debt of $200,000 as set forth in detail on Exhibit 1.3, (the outstanding balance thereof in the sum of $145,000 which shall be paid by Buyer on the Closing Date), and in any event shall not include any Excluded Liabilities.

1.4           Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and shall not be liable or responsible for any Liability of Seller (collectively, the "Excluded Liabilities"). Without limiting the foregoing, Seller shall retain and be responsible for, and Buyer shall not be obligated to assume, and does not assume, any Liability at any time arising from or attributable to:

(a)          Any assets, properties or Contracts that are not included in the Purchased Assets;

(b)          Taxes attributable to or imposed upon Seller, or attributable to or imposed upon the Purchased Assets or the Business for the Pre-Closing Period (including, without limitation, any taxes or liabilities related to Bulk Sales or Bulk Transfers) and any and all penalties, liabilities in connection thereof;

(c)          Any Liability related to ERISA compliance, employment and labor relations, environmental law compliance and any and all penalties, liabilities in connection thereof;

(d)          Any Liability under any intercompany loans made by any Affiliates of Seller to Seller.

(e)          Any legal proceeding initiated at any time, to the extent related to any action or omission on or prior to the Closing Date, including any Liability for (i) infringement or misappropriation of Intellectual Property Rights; or (ii) violations of any Legal Requirements; and

(f)          Any Seller Benefit Plans or any employee group medical, dental or life insurance plans or any other employee matter.

ARTICLE 2.  PURCHASE AND SALE

2.1           Consideration. Subject to the terms of this Agreement, as full consideration for the sale, transfer, conveyance, assignment and delivery of the Purchased Assets and the execution and delivery of the Transaction Documents by Seller to Buyer, Buyer shall:

(a)          At the Closing, assume the Assumed Liabilities and pay the parties named on Exhibit 1.3, the $145,000- balance due on Seller's $200,000 debt as set forth in detail on Exhibit 1.3.

(b)          after the Closing, as soon as practically possible after the meeting of stockholders of Net Element International, Inc., a Delaware corporation and a parent entity of TOT Group, Inc. ("NETE"), cause NETE to issue to Seller 125,000 restricted shares of NETE's common stock, which shares will vest quarterly in equal proportions over the 12-month period beginning on the authorization of the said stock issuance (collectively, the "Shares). In connection with the issuance of such shares of NETE's common stock and as a condition to the issuance of such shares of NETE's common stock, Seller hereby provides to Buyer and NETE the representations and warranties set forth in Exhibit 2.1(b) (“Investment Representation and Warranties”) hereto.

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(c)          At the Closing, issue to Seller membership interests in Buyer representing 20% of total membership interests in Buyer.

2.2           Transfer Taxes; Pro-rations.

(a)          Notwithstanding any Legal Requirements to the contrary, Buyer shall be responsible for and shall pay any Transfer Taxes when due, and shall, at its own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes; provided, that, if required by any Legal Requirement, Seller will join in the execution of any such tax returns and other documentation.

(b)          Seller shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to the Pre-Closing Period. Buyer shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the ownership of the Purchased Assets attributable to the Post-Closing Period.

(c)          All property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Purchased Assets or the Business for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Buyer and Seller based on the number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date.

ARTICLE 3.  THE CLOSING

3.1           Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (the "Closing") shall occur simultaneously with the execution and delivery of this Agreement by the parties hereto, subject to all of the conditions to closing set forth in Article 8 being satisfied or waived, or at such other date, time or place as the parties may agree (the "Closing Date").

3.2           Closing Deliveries by Seller. At the Closing, Seller shall (i) take all steps necessary to place Buyer in actual possession and operating control of the Business and the Purchased Assets and (ii) deliver the following items, duly executed by Seller, Gene Zell and Seller's shareholders, as applicable, all of which shall be in form and substance reasonably acceptable to Buyer:

(a)          General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit 3.2(a) (the "General Assignment and Bill of Sale");

(b)          Intellectual Property Assignments. Any and all documents necessary to properly record the assignment to Buyer of all of Seller's right, title and interest in and to the Seller Intellectual Property attached hereto as Exhibit 3.2(b) (collectively, the "IP Assignments");

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(c)          Consents. Duly executed Consents of the third parties required by Seller to consummate the Transaction;

(d)          Secretary's Certificate. A certificate of Seller's Secretary certifying as to:

(i)          the Certificate of Incorporation and bylaws of Seller as in effect as of the Closing Date,

(ii)         resolutions of Seller's shareholders and its board of directors authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents, and

(iii)        the incumbency of Seller's officers executing this Agreement and all other Transaction Documents;

(e)          Certificate of Good Standing. A certificate from the Secretary of State of New York as to Seller's good standing and payment of all applicable taxes;

(f)          Books and Records. The Books and Records; and

(g)          Covenants Not to Compete. Each of Seller, its shareholders and Gene Zell shall have entered into a Covenant Not to Compete on terms agreed to by the parties. (collectively, the "Covenant Not to Compete”)

3.3           Closing Deliveries by Buyer and Seller. At the Closing, Buyer and Seller shall deliver the following items, duly executed:

(a)          Pay off and Release Agreement. Pay off and Release Agreement, covering all of Seller's debt of $200,000 as set forth in detail on Exhibit 1.3, (the "Pay off and Release");

(b)          Consulting Agreement. Consulting Agreement among Buyer, Gene Zell and Postech, Inc., a New York corporation (the "Consulting Agreement");

(c)          The Limited Liability Agreement of Buyer (the "LLC Agreement") setting forth the terms of Buyer's operations and governance and evidencing (i) the issuance to and ownership by Seller of the membership interests in Buyer representing 20% of total membership interests in Buyer and (ii) TOT's option to purchase such 20% membership interests in Buyer (A) at any time after December 31, 2014 or (B) at any time upon any Change of Control (as defined in the LLC Agreement), with the purchase price for such option based on the fair market value of Buyer as of the end of the calendar month immediately preceding TOT's request for a valuation pursuant to this option, payable in cash, cancellation of indebtedness or shares of common stock or a combination of the foregoing; and

(d)          Other Documentation. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transaction.

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ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, as of the date hereof:

4.1           Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

4.2           Authority. Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Seller of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Transaction (including the approval of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby by the shareholders of Seller in accordance with New York Business Corporation Law and the Certificate of Incorporation and bylaws of Seller). This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by Seller. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors' rights generally and by the availability of equitable remedies and defenses.

4.3           Required Consents. No Consents are required with respect to Seller's execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Transaction. Seller and all shareholders and officers further represent and warrant that: (i) all rights and assets of Aptito.com, NV, the entity registered in Bonaire, form part of the Assets purchased pursuant hereto; and (ii) on the Closing Date of this transaction, the Seller agrees to cease any and all operations of the said Bonaire entity; and (c) that the signatory to this Agreement on behalf of Seller has the necessary consents and is duly authorized to make the additional representation and warranties contained herein.

4.4           Subsidiaries. Except for an ownership interest prizedgaming.com, Artzel, Inc, Genira Enterprise, Inc. and Postech, Inc., none of which compete directly or indirectly with the Buyer,  Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or Entity.

4.5           No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not and will not (i) require any consent by, approval of or notice to any person or public authority other than as specifically contemplated herein, (ii) will not conflict with or violate any provision of law or result in the breach of, or constitute a default under any agreement or instrument of which it is a party or violate any judgment or order binding upon it, and (iii) will not require any consent or approval of, or filing with or notice to any Governmental Authority under provision of law applicable to Seller.

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4.6           Seller Benefit Plans. Seller has maintained and funded all of its employee benefit plans (collectively, the "Seller Benefit Plans") in accordance with their terms and all applicable laws. Nothing contained in any of the Seller Benefit Plans will obligate Buyer to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any plans from and after the Closing.

4.7           Compliance with Laws. Seller is not in conflict with, or in default, breach or violation of, any Legal Requirement applicable to Seller. Seller is in possession of all Governmental Approvals necessary for Seller to own, lease and operate its properties or to carry on the Business as it is now being conducted, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have a material adverse effect on Seller.

4.8           Litigation. There is no Proceeding pending or, to the Knowledge of Seller, threatened against or affecting Seller, or any property or asset of Seller. Neither Seller nor any property or asset of Seller is subject to any Order or any proposed Order that would prevent or materially delay the consummation of the Transaction or would have a material adverse effect on Seller.

4.9           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller. Seller shall be responsible for, and shall indemnify Buyer in connection with, such fee arrangement

4.10         Material Contracts.

(a)          Section 4.10(a) of the Seller Disclosure Schedule provides a list of each of the following contracts to which Seller is party (collectively, the "Material Contracts"):

(i)          Any Contract for capital expenditures or for the purchase of goods or services in excess of $5000- except those incurred in the ordinary course of business and to be performed in three (3) months or less;

(ii)         Any Contract involving financing or borrowing of money, or evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $5000 (excluding normal trade payables) or guaranteeing in any way any Contract in connection with any Person;

(iii)        Any Contract with any Governmental Authority;

(iv)         Any Contract for the purchase or sale of any assets other than in the ordinary course of business;

(v)          Any Contract to indemnify any Person or to share in or contribute to the liability of any Person;

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(vi)         Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area or that would otherwise result in Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Business; and

(viii)      Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of $5000 or more; (ii) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (iii) is between, inter alia, an Affiliate and Seller.

(b)          True and complete copies of each written Material Contract and true and complete written summaries of each oral Material Contract (including all amendments, supplements, modifications and waivers thereof) have been delivered to Buyer by Seller.

(c)          Each Material Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms.

(d)          Seller is not in default, and no party has notified Seller that it is in default, under any Material Contract. No event has occurred, and no circumstance or condition exists, that might, with or without notice or lapse of time:

(ii)         result in a violation or breach of any of the provisions of any Material Contract;

(iii)        give any Person the right to declare a default or exercise any remedy under any Material Contract; or

(iv)         give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract.

4.11         Condition of Assets; Sufficiency. The Purchased Assets (I) are in good operating condition and repair and are suitable and adequate for continued use in the ordinary course of business. Except for the Purchased Assets, there are no other material assets that will be required by Buyer after the Closing to conduct the Business in a manner substantially consistent in all material respects with the manner in which Seller currently conducts the Business.

4.12         Title. Seller has good and valid title to all of the Purchased Assets free and clear of any Encumbrances except the Permitted Encumbrances. Seller has full right and power to sell, convey, assign, transfer and deliver to Buyer good and valid title to all of the Purchased Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances. The Purchased Assets are not subject to any preemptive right, right of first refusal or other right or restriction. Upon Closing, Buyer will be entitled to the continued possession and use of all Purchased Assets.

4.13         Real Property Leases. Seller does not own or lease any real property.

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4.14         Intellectual Property.

(a)          Exhibit 1.1 (“Purchased Assets”) sets forth a list of all Seller Intellectual Property and either owned by or registered in Seller's name (the "Seller Registered Intellectual Property Rights"), or owned by others and licensed to Seller.

(b)          Each item of Seller Intellectual Property is free and clear of any Encumbrances

(c)          There are no facts, circumstances or information that:

(i)          would render any Seller Intellectual Property invalid or unenforceable,

(ii)         would adversely affect any pending application for any Seller Registered Intellectual Property Right, or

(d)          No Person is violating, infringing or misappropriating any Seller Intellectual Property Right.

(e)          There are no Proceedings before any Governmental Authority related to any of the Seller Intellectual Property, including any Seller Registered Intellectual Property Rights.

4.15         Employees and Consultants.

(a)          Disputes. There are no claims, disputes or controversies pending or, to the Knowledge of Seller, threatened involving any employee or group of employees. Seller has not suffered or sustained any work stoppage and no such work stoppage is threatened.

(b)          Unions. Seller has no collective bargaining agreements with any of its employees. There is no labor union organizing or election activity pending or, to the Knowledge of Seller, threatened with respect to Seller.

4.16         Liabilities and Obligations. Prior to the Closing Date, Seller has delivered to Buyer true, correct and complete copies of Seller's most recent financial statements (the "Annual Financial Reports"). The books and records of Seller fairly reflect the transactions to which Seller is a party or by which its properties are subject or bound.

4.17         Taxes. Except for its 2012 Tax Return which Seller warrants it will file within 30 days of the Closing Date, Seller has timely filed all Tax Returns required to be filed by it and all such Tax Returns are true, correct, and complete in all material respects. All Taxes (whether or not shown on any Tax Return) owed by Seller have been timely paid in full. There is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of Seller. No claim has ever been made by a governmental authority in a jurisdiction where Seller has never paid Taxes or filed Tax Returns asserting that Seller is or may be subject to Taxes assessed by such jurisdiction. There are no liens with respect to Taxes upon any assets of Seller other than liens for current Taxes not yet due and payable. All Taxes which the Contributor or any of its subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate governmental authority. Seller has no liability for any Taxes that might impose transferee liability on TOT, NETE or Buyer. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

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4.18         Disclosure. Each of Seller and its shareholders acknowledges that it, he or she is under no compulsion to enter into this Agreement and the Transaction and is entering into this Agreement and completing the Transaction on its, his or her own free will. Each of Seller and its shareholders (i) has sufficient knowledge and experience with and information about Buyer, TOT, NETE and its subsidiaries in order to be fully familiar with Buyer, TOT, NETE, its subsidiaries and their respective current business, operations, assets, liabilities, finances, financial results, financial condition and prospects and so as to be able to evaluate the risks and merits of consummating the Transaction, (ii) has been given an opportunity to have access to all material information of Buyer, TOT and NETE, its subsidiaries and all of their respective material contracts, agreements and documents, (iii) has conducted its or his independent due diligence of Buyer, TOT, NETE, its subsidiaries and their respective current business, operations, assets, liabilities, financing, operating results, financial condition and prospects, and (iv) has had an opportunity to ask questions of, and receive answers from, representatives of Buyer, TOT, NETE and its subsidiaries regarding Buyer, TOT, NETE, its subsidiaries and their respective current business, operations, assets, liabilities, financing, operating results, financial condition and prospects in order to make an informed decision to enter into this Agreement and consummate the Transaction.

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Buyer that, as of the date hereof:

5.1           Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2           Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Buyer of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Transaction. This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by Buyer. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors' rights generally and by the availability of equitable remedies and defenses.

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5.3           No Conflicts; Required Consents. No Consents are required with respect to Buyer's execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Transaction. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer do not and will not (i) require any consent by, approval of or notice to any person or public authority other than as specifically contemplated herein, (ii) will not conflict with or violate any provision of law or result in the breach of, or constitute a default under any agreement or instrument of which it is a party or violate any judgment or order binding upon it, and (iii) will not require any consent or approval of, or filing with or notice to any Governmental Authority under provision of law applicable to Buyer.

5.4           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

ARTICLE 6.  Shareholder Vote

6.1           Shareholder Vote. On or before the date hereof, Seller has obtained the consent of its board of directors and the consent of its shareholders and has taken all action required by the New York Business Corporation Law and its Certificate of Incorporation and bylaws for the purpose of approving this Agreement, the other Transaction Documents and the consummation of the Transaction

ARTICLE 7.  confidentiality

7.1           Confidentiality. Each party will cause its Representatives to hold in strict confidence, and not disclose to any third party, without the prior written consent of the other party, all confidential information received by it in connection with the Transaction, except as may be required by applicable Legal Requirements (including, without limitation, any state and/or federal or foreign securities laws or regulations) or as otherwise contemplated herein.

ARTICLE 8.  CONDITIONS TO CLOSING

8.1           Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Buyer in writing:

(a)          Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b)          Performance of Obligations. Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c)          Director and Shareholder Consent. Seller shall have obtained the consent of its board of directors and its shareholders approving this Agreement, the Transaction Documents and the consummation of the Transaction.

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(d)          Closing Deliveries. Seller shall have delivered to Buyer all of the closing documents and agreements set forth in Sections 3.2 and 3.3.

(e)          No Default or Acceleration. All lenders to Seller with respect to Seller's debt of $200,000 (as set forth in detail on Exhibit 1.3) shall have acknowledged that upon payment of the sum of $145,000- at Closing all Seller’s debt shall be fully and finally satisfied.

8.2           Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Seller in writing:

(a)          Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b)          Performance of Obligations. Buyer shall have performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c)          Deliveries. Buyer shall have delivered to Seller all of the closing documents and agreements to which Buyer is a party set forth Section 3.3

ARTICLE 9.  Expenses

9.1           Expenses. Whether or not the Transaction is consummated, except as otherwise provided herein, all fees and expenses incurred in connection with the Transaction including, but not limited to, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transaction contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

ARTICLE 10.  INDEMNIFICATION

10.1         Indemnification. Seller, Gene Zell and each of the shareholders of Seller jointly and severally, shall indemnify, defend and hold harmless Buyer and its Representatives from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys' fees (collectively, "Buyer Damages"), arising out of, relating to or resulting from (a) any breach of a representation or warranty of Seller contained in this Agreement or in any other Transaction Document; (b) any breach of a covenant of Seller contained in this Agreement or in any other Transaction Document; or (c) any Excluded Asset or Excluded Liability.

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10.2         Procedures for Indemnification. Promptly after receipt by a party entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion or the commencement of any Proceeding by a third-party with respect to any matter referred to in Sections 10.2, the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the "Indemnitor"), which notice shall include a description of the Proceeding, the amount thereof (if known and quantifiable) and the basis for the Proceeding, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. A claim for indemnification for any matter not involving a third-party Proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that:

(a)          the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee); and

(b)          if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

ARTICLE 11.  MISCELLANEOUS PROVISIONS

11.1         Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the parties. Either party may waive compliance by the other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

11.2         Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by telecopy, (ii) one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (iii) three (3) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

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If to Buyer:

Aptito, LLC

3363 NE 163rd Street, Suite 705

N. Miami Beach, Florida 33160
Attention: Chief Legal Officer
Facsimile No.: _______________________

If to Seller:

Aptito.com, Inc.

Attention: Gene Zell, CEO
Facsimile No.:

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.

11.3         Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Florida, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Florida to the rights and duties of the parties.

11.4         Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

11.5         Assignments Prohibited; Successors and Assigns. Seller shall not assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of Buyer. Any purported assignment or other disposition by Seller, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

11.6         No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other person.

11.7         Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement. Counterparts received by facsimile or in PDF format by electronic mail shall be treated the same as originals.

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11.8         Severability. If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.9         Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the parties. The parties intend that this Agreement be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

11.10         Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words "but (is/are) not limited to." Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

11.11         Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The parties are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

11.12         Expenses of the Parties. Subject to provisions contained herein relating to recovery of fees in connection with legal actions or proceedings, each party shall bear the expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the Transactions.

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11.13         Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the courts located in the State of Florida, County of Miami-Dade. Each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

11.14         Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT INVOLVES COMPLEX TRANSACTIONS AND THAT DISPUTES HEREUNDER WILL BE MORE QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT DECISION MAKER. ACCORDINGLY, THE PARTIES AGREE, BASED ON THE ADVICE OF THEIR COUNSEL, THAT ANY DISPUTE HEREUNDER BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAW.

11.15         Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions.

[Signatures Follow On a Separate Page]

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IN WITNESS WHEREOF, each of the parties has caused this Asset Purchase Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

"Buyer":

Aptito, LLC, a Florida limited liability company

By:	/s/ Oleg Firer
Name: Oleg Firer
Title: Managing Member

"Seller":

Aptito.com, Inc., a New York corporation

By:	/s/ Gene Zell
Name: Gene Zell
Title: President and CEO

[Signature Page to the Asset Purchase Agreement]

EXHIBIT A

DEFINITIONS

"Affiliate" shall mean any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or holder of 20% or more of the outstanding equity interests of Seller or any corporation, partnership, trust or other entity in which Seller or any such family member has a 20% or greater interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, is controlled by, is under common control with any of the individuals or entities described in the preceding sentence.

"Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule and all other schedules and exhibits attached hereto), as amended from time to time.

"Annual Financial Reports" shall have the meaning specified in Section 4.16.

"Pay-off and Release" shall have the meaning specified in Section 3.3(a).

"Assumed Liabilities" shall have the meaning specified in Section 1.3.

"Books and Records" shall have the meaning specified in Exhibit 1.1.

"Business" shall have the meaning set forth in the Recitals.

"Business Day" means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

"Buyer" shall have the meaning set forth in the Preamble.

"Buyer Damages" shall have the meaning specified in Section 10.1.

"Closing" shall have the meaning specified in Section 3.1.

"Closing Date" shall have the meaning specified in Section 3.1.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Confidential Information" shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

"Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

"Consulting Agreement" shall have the meaning specified in Section 3.3(b).

"Contract" shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

"Copyrights" shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

"Covenants Not to Compete" shall mean Covenant Not to Compete, substantially in the form attached as Exhibit 3.2(h), to be executed and delivered to Buyer by each of Seller, its shareholders and Gene Zell.

"Damages" shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

"Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

"Excluded Assets" shall have the meaning specified in Section 1.2.

"Excluded Liabilities" shall have the meaning specified in Section 1.4.

"General Assignment and Bill of Sale" shall have the meaning specified in Section 3.2(a).

"Governmental Approval" shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

"Governmental Authority" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

"Indemnitee" shall have the meaning specified in Section 10.2.

"Indemnitor" shall have the meaning specified in Section 10.2.

"Intellectual Property Rights" shall mean the rights in and to intellectual property rights, including, without limitation, (i) Patents, Trade Secrets, Copyrights, Mask Works, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing.

"Interim Financial Statements" shall have the meaning specified in Section 4.16.

"IRS" means the Internal Revenue Service.

"Knowledge" Seller shall be deemed to have "Knowledge" of a particular fact or other matter if Gene Zell has actual knowledge of such fact or other matter. Buyer shall be deemed to have "Knowledge" of a particular fact or other matter if Oleg Firer has actual knowledge of such fact or other matter.

"Leased Real Property" shall have the meaning set forth in Exhibit 1.1.

"Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

"Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

"LLC Agreement" shall have the meaning specified in Section 3.3(d).

"Mask Works" shall mean all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.

"Material Contracts" shall have the meaning specified in Section 4.10.

"NETE" shall have the meaning specified in Section 2.1(b).

"Order" shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

"Patents" shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related to the Business or any Purchased Assets or Assumed Liabilities.

"Permitted Encumbrance" shall mean Encumbrances for Taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty.

"Person" shall mean any individual, Entity or Governmental Authority.

"Personal Property Leases" shall have the meaning specified in Exhibit 1.1.

"Post-Closing Period" shall mean any taxable period beginning after the close of business on the Closing Date or, in the case of any tax period which includes, but does not begin, after the close of business on the Closing Date, the portion of such period beginning after the close of business on the Closing Date.

"Pre-Closing Period" shall mean any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

"Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

"Purchased Assets" shall have the meaning specified in Section 1.1.

"Real Property Leases" shall have the meaning specified in Exhibit 1.1.

"Representatives" shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be "Representatives" of Seller.

"Seller" shall have the meaning set forth in the Preamble.

"Seller Benefit Plans" shall have the meaning specified in Section 4.6.

"Seller Damages" shall have the meaning specified in Section 10.2.

"Seller Disclosure Schedule" shall have the meaning specified in Article 4.

"Seller Indemnified Persons" shall have the meaning specified in Section 10.2.

"Seller Intellectual Property" shall mean all Intellectual Property Rights related to the Purchased Assets or the Assumed Liabilities and held by Seller, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Seller, including the Seller Registered Intellectual Property Rights.

"Seller Registered Intellectual Property Rights" shall have the meaning specified in Section 4.14(a).

"Shares" shall have the meaning specified in Section 2.1(b).

"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental (including taxes under Code Section 59A) or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

"Tax Authority" means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

"Tax Return" shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

"TOT" shall have the meaning set forth in the Recitals.

"Trade Secrets" shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Seller with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

"Trademarks" shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

"Transaction" shall mean, collectively, the transactions contemplated by this Agreement.

"Transaction Documents" shall mean this Agreement, the LLC Agreement, the Consulting Agreement, the Covenants Not To Compete and all other agreements, certificates, instruments, documents and writings delivered by Buyer and/or Seller in connection with the Transaction.

"Transfer Taxes" shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.